Exhibit 16.4


 NEUROTECH DEVELOPMENT CORPORATION

 USA Office:                                        Shanghai Office:
 10 Cedar Swamp Road                                Unit 18H, No. 11 Lane 1720
 Glen Cove, NY 11542                                Hongqiao Road
 Phone: (516) 671-2400                              Shanghai, PRC 200336
 Fax:  (516) 671-6405                               Phone/Fax (86)(021) 62705428
 Email:  NeuroDevCo@aol.com                         Email: LMA50@aol.com
 Website: http://www.neurotechdevelopment.com
 NASDAQ OTC BB:  NURO


 January 27, 2003

 James Atkinson
 Securities and Exchange Commission
 450 Fifth Avenue
 Washington, D.C.  20549

      Subject:  File # 0-15179

 Dear Mr. Atkinson:

 We disagree with the statement made in the Holtz letter dated January 16, 2003 wherein Holtz states that "Bernard Artz verbally agreed to an increase in the audit fee". In fact he did not. The full amount of the audit fee was agreed upon in the amount of $16,000.00. When Mr. William Needham, a company advisor for our firm called Mr. Barry Garfield of Holtz to make arrangements for payment, Mr. Garfield stated to him that the amount due was now $17,000.00 because of additional difficulties in performing the audit. Mr. Needham then asked Mr. Garfield if the amount of $17,000.00 would then be the full cost for the completed audit. Mr. Garfield's response was, yes, that amount would be the entire cost. That amount was then paid to Holtz. Subsequently, the audit was never completed by them, they withdrew as our auditors and a new invoice was sent to us showing a new cost of $39,000.00 for the audit and a remainder of $16,000.00 still due to them.

 Yours truly,


 /S/  Bernard Artz
 ---------------------
 Bernard Artz
 Chairman and Chief Financial Officer
 Neurotech Development Corporation



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